Adopted and Effective February 20, 2009

Exhibit A

 Whistleblower Policy

Procedures for the Submission of Complaints or Concerns ~~regarding~~
Regarding Financial Statement or other Disclosures, Accounting,
Internal Accounting or Disclosure Controls, Auditing Matters or ~~violations~~ Violations of the Alico, Inc., Code of Business  Ethics and Conduct

Section 301 of the Sarbanes-Oxley Act requires the Audit Committee of the Board of Directors of Alico, Inc. (the “Company”) to establish procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the submission by employees of the Company and others, on a confidential and anonymous basis, of good faith concerns regarding questionable accounting or auditing matters.

In accordance with Section 301, the Audit Committee has adopted the following procedures:

1. The Company shall promptly forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting or disclosure controls or auditing matters, disclosure violations or violations of its Code of Business Conduct and Ethics.

2. Any employee of the Company may submit, on a confidential, anonymous basis if the employee so desires, any good faith concerns regarding financial statement or other disclosure, accounting, internal accounting or disclosure controls, auditing matters or violations of the Company’s Code of Business Conduct and Ethics. All such concerns shall be set forth in writing and forwarded in a sealed envelope to the Chairman of the Audit Committee in an envelope labeled with a legend such as: “To be opened by the Audit Committee only.  Being submitted pursuant to the ~~“whistleblower policy”~~Whistleblower Policy adopted by the Audit Committee.” If an employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate. ~~Any such envelopes received by the Company’s Lead Director shall be forwarded promptly and unopened to the chairman of the Audit Committee.~~ If the employee prefers an alternative method of contact, the employee may contact ~~the Company’s~~our "Employee Whistleblower Hotline" using the contact information set forth below or may mail a complaint as indicated above to the Company’s Employer Whistleblower post office box using the address listed below.

3. Following the receipt of any complaint submitted hereunder, the Audit Committee will investigate each such matter so reported and take corrective and disciplinary actions, if appropriate, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, ~~loss of~~ bonus or stock options, suspension without pay or termination of employment.

4. The Audit Committee may enlist committee members, Board members, employees of the Company and/or outside legal, accounting or other advisors, as appropriate, to conduct any investigation of complaints regarding financial statement disclosures, disclosure concerns or violations, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Business Conduct and Ethics. In conducting any investigation, the Audit Committee shall use reasonable efforts to protect the confidentiality and anonymity of the complainant.

5. The Company does not permit retaliation of any kind against employees for complaints submitted hereunder that are made in good faith.  Additionally, no employee shall be adversely affected because the employee refuses to carry out a directive which, in fact, constitutes corporate fraud, or is a violation of state or federal law or ~~of~~ the Company's Code of Business Conduct and Ethics.

6. The Audit Committee shall retain as a part of the records of the Audit Committee any such complaints or concerns for a period of no less than seven (7) years.

7. Problems or concerns related to financial statement or other disclosures, accounting, internal or disclosure controls, auditing matters or questions, disclosure violations or violations of the Company's Code of Business Conduct and Ethics~~,~~ which an employee wishes to discuss or report on a non-confidential or non-anonymous basis~~,~~ should be reported immediately to the ~~Company's Lead Director~~Chairman of the Audit Committee using the contact information specified below~~,~~ or if the employee is uncomfortable reporting to such person, to the Company's outside legal counsel using the contact information specified below.

8. The ~~Lead Director~~Chairman of the Audit Committee or outside counsel, as the case may be, shall keep a written record of all such reports or inquiries and make monthly reports of the same to the ~~Chairman of the~~ Audit Committee in any month in which an inquiry or complaint is received.  If the contact is in the nature of an alleged violation of the Company's Code of Conduct and Ethics or an impropriety with regard to the Company's financial statements or other disclosures, accounting, internal or disclosure controls, or auditing matters, the allegation shall immediately be relayed by the ~~Lead Director,~~Chairman of the Audit Committee or the Company's outside legal counsel~~,~~ to ~~the Chairman of~~ the Audit Committee, who shall immediately notify the complainant that the complaint has been received and begin the procedures outlined above.

Contact Information :

Audit Committee Chairman                                                                           ~~Phillip S. Dingle~~
~~Managing Partner~~
~~HealthEdge Investment Partners, LLC~~
~~100 South Ashley Drive, Suite 650~~
~~Tampa, FL 33602~~
Evelyn D’An
D'An Financial Services
1301 NE 103rd Street
Miami Shores, FL  33138
~~813-490-7100~~ phone 305-987-9837

Outside Legal Counsel
David C. Shobe, Esq.
Fowler White Boggs Banker P.A.
501 East Kennedy Blvd.
Suite 1700
Tampa, FL  33602
Phone 813-222-1123

Whistleblower Hotline                                                                ~~Whistleblower Post Office Box~~
877-778-5463

Whistleblower Mailing Address
P O Box 339
LaBelle, FL 33975

Online
www.reportit.net
Username:  alicoinc
Password: ~~alco~~ alico

40595203v1

Document comparison by Workshare Professional on Monday, February 16, 2009 2:03:31 PM
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Document 1 ID	interwovenSite://TPAIWDMS1/ACTIVE/40595271/1
Description	#40595271v1<ACTIVE> - Whistleblower policy from website 021609
Document 2 ID	interwovenSite://TPAIWDMS1/ACTIVE/40595203/1
Description	#40595203v1<ACTIVE> - Whistleblower Policy 2009
Rendering set	standard

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